SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

Xcel Energy Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Wayne H. Brunetti

Chairman of the Board

April 30, 2003

Dear Shareholder:

      We cordially invite you to attend the Annual Meeting of Shareholders, which will be held on June 11, 2003 at 10:00 a.m., at The Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota.

      Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. I will report on current operations and discuss our future plans. We also will provide time for your questions and comments.

      The attendance of our shareholders at annual meetings over the years has been very helpful in maintaining good communications and understanding. We sincerely hope you will be able to be with us. If you are a registered shareholder, your admission ticket to the Annual Meeting is attached to the proxy card. You will not receive an admission ticket if a bank or broker holds your shares. In that case, please come to the meeting and present proof of ownership of our stock at the registration table. You may be asked to provide a photo identification, such as a driver’s license.

      Your vote is important. Even if you do not attend the Annual Meeting, I hope you will vote as soon as possible. We encourage you to vote electronically over the Internet, by telephone or by mailing a traditional proxy card. Voting over the Internet, by telephone, or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

      We appreciate your continued support.

Cordially,

Wayne H. Brunetti

ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders	ii
Questions and Answers about the Proxy Materials and the Annual Meeting	1
Why am I receiving these materials?	1
What information is contained in these materials?	1
What proposals will be voted on at the meeting?	1
What are Xcel Energy’s voting recommendations?	1
What shares can I vote?	1
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	1
How can I vote my shares?	2
Can I change my vote?	2
How are votes counted?	2
What is the voting requirement to approve each of the proposals?	2
What does it mean if I receive more than one proxy or voting instruction card?	3
How can I obtain an admission ticket for the meeting?	3
Where can I find the voting results of the meeting?	3
What classes of shares are entitled to be voted?	3
What is the quorum requirement for the meeting?	3
Who will count the vote?	4
Who will bear the cost of soliciting votes for the meeting?	4
Does Xcel Energy offer shareholders electronic delivery of proxy materials?	4
What happens if additional proposals are presented at the meeting?	4
May I propose actions for consideration at next year’s Annual Meeting of Shareholders or nominate individuals to serve as directors?	4
Corporate Governance	5
Board Structure and Compensation	5
Proposals To Be Voted On	8
Proposal No. 1 Election of Directors	8
Proposal No. 2 Shareholder Proposal	14
Common Stock Ownership of Directors and Executive Officers	16
Section 16(a) Beneficial Ownership Reporting Compliance	17
Executive Compensation	17
Summary Compensation Table	17
Aggregated Option/ SAR Exercises in Last Fiscal Year	19
Long-Term Performance Plan-Awards in Last Fiscal Year	19
Pension Plan Table	20
Report of the Compensation and Nominating Committee of the Board of Directors	22
Xcel Energy Stock Performance Graph	27
Employment Agreements and Severance Arrangements	27
Securities Authorized for Issuance under Equity Compensation Plans	30
Report of the Audit Committee of the Board of Directors	30
Independent Public Accountants	31

i

XCEL ENERGY INC.

800 Nicollet Mall, 30th Floor
Minneapolis, Minnesota 55402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. on June 11, 2003

PLACE	The Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota

ITEMS OF BUSINESS	(1) To elect 4 directors to Class II with a term expiring in 2006.

(2) To consider a shareholder proposal relating to the annual election of all directors, if properly presented at the meeting.

(3) To consider such other business as may properly come before the meeting or any adjournments thereof.

RECORD DATE	You are entitled to vote if you were a shareholder at the close of business on April 17, 2003.

MEETING ADMISSION	If you are a registered shareholder, an admission ticket is attached to the proxy card. You will not receive an admission ticket if your shares are held by a stock brokerage account, bank or other nominee. In that case, please come to the meeting and present proof of ownership of our stock at the registration table. Shareholders may be asked to provide a photo identification, such as a driver’s license.

VOTING BY PROXY	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy:

(1) Over the Internet,

(2) By telephone, or

(3) By mail.

For specific instructions, refer to the QUESTIONS AND ANSWERS on page 1 of this proxy statement and the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 30, 2003.

By Order of the Board of Directors,

CATHY J. HART
Secretary

ii

XCEL ENERGY INC.

800 Nicollet Mall, 30th Floor
Minneapolis, Minnesota 55402

April 30, 2003

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 11, 2003

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

      Q:  WHY AM I RECEIVING THESE MATERIALS?

      A:  The Board of Directors of Xcel Energy Inc. is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at Xcel Energy’s Annual Meeting of Shareholders that will take place on June 11, 2003. You are requested to vote on the proposals described in this proxy statement.

      Q:  WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

      A:  The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 2002 Annual Report is enclosed in this mailing and also is available via the Internet at www.xcelenergy.com.

      Q:  WHAT PROPOSALS WILL BE VOTED ON AT THE MEETING?

      A:  There are two proposals scheduled to be voted on at the meeting: The election of four directors to Class II, and, if properly presented at the meeting, a shareholder proposal relating to the annual election of all directors.

      Q:  WHAT ARE XCEL ENERGY’S VOTING RECOMMENDATIONS?

      A:  Our Board recommends that you vote your shares as follows:

•	“FOR” each of the nominees to the Board; and

•	“AGAINST” the shareholder proposal

      Q:  WHAT SHARES CAN I VOTE?

      A:  All shares of our common and preferred stock owned by you as of April 17, 2003, the RECORD DATE, may be voted by you. These shares include those (1) held directly in your name as the SHAREHOLDER OF RECORD and (2) held for you as the BENEFICIAL OWNER through a stockbroker, bank, or other nominee.

      Q:  WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

      A:  Many Xcel Energy shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

SHAREHOLDER OF RECORD. If your shares are registered directly in your name with Xcel Energy’s transfer agent, Wells Fargo Shareholder Services, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent directly to you by Xcel Energy. As the shareholder of record, you have the right to grant your voting proxy directly to Xcel Energy (by Internet, by telephone or by mail) or to vote in person at the meeting. Xcel Energy has enclosed a proxy card for you to use.

BENEFICIAL OWNER. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

      Q:  HOW CAN I VOTE MY SHARES?

      A:  Whether you hold shares directly as the shareholder of record or beneficially in street name, you may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the summary instructions and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

•	BY INTERNET — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

•	BY TELEPHONE — If you live in the United States, you may submit your proxy by following the “Vote by Phone” instructions on the proxy card.

•	BY MAIL — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card, but do not provide instructions, your shares will be voted as described in “HOW ARE VOTES COUNTED?”

We encourage you to vote by internet or by phone.

      Q:  CAN I CHANGE MY VOTE?

      A:  If you change your mind after voting your proxy, you can revoke your proxy and change your proxy instructions prior to 11:59 p.m. on June 10, 2003. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet, or voting again at the meeting. Alternatively, you may provide a written statement to the Company (attention: Cathy J. Hart, Secretary) of your intention to revoke your proxy.

      Q:  HOW ARE VOTES COUNTED?

      A:  In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposal, you may vote “FOR,” “AGAINST,” OR “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. However, if you are a participant in one of our employee savings or stock ownership plans, your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares, along with all unallocated shares held, in the same proportion that all other allocated shares are voted.

      If you are a participant in our Direct Purchase Plan, your proxy form will include the shares held on your behalf under the Direct Purchase Plan and the shares will be voted in accordance with your proxy vote. If you do not vote your proxy, your shares in the Direct Purchase Plan will not be voted.

      Q:  WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

      A:  The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares present in person and/or represented by proxy at the meeting. For the election of directors, you are entitled to cumulatively vote your shares as described more specifically under the caption “PROPOSAL NO. 1 ELECTION OF DIRECTORS”. All other proposals require the affirmative “FOR” vote of a majority of the voting power of the shares present and entitled to vote. If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker nonvotes, as described in “WHAT IS THE QUORUM REQUIREMENT FOR THE MEETING?” below. In tabulating the voting result for any particular proposal, abstentions from voting are treated as votes against while shares that constitute broker nonvotes are not considered entitled to vote on that proposal.

      Q:  WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

      A:  It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

      Q:  HOW CAN I OBTAIN AN ADMISSION TICKET FOR THE MEETING?

      A:  If you are a registered shareholder, the admission ticket is attached to the enclosed proxy form. You will not receive an admission ticket if a bank or a broker holds your shares. In that case, please come to the meeting and present proof of ownership of our stock at the registration table. A photo identification, such as a driver’s license, may also be requested.

      Q:  WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

      A:  We will announce preliminary voting results at the meeting.

      Q:  WHAT CLASSES OF SHARES ARE ENTITLED TO BE VOTED?

      A:  If you owned shares of our common or preferred stock at the close of business on April 17, 2003, the RECORD DATE, you are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote at the Annual Meeting. On April 17, 2003, there were 398,714,039 shares of common stock issued and outstanding. Of these, 398,081,315 were eligible to vote. If you owned preferred stock (other than the $3.60 Series), you are entitled to one vote per share of such preferred stock upon each matter presented at the Annual Meeting. On April 17, 2003, we had 774,800 shares of our preferred stock (other than the $3.60 Series) outstanding. If you owned shares of our $3.60 Series preferred stock, you are entitled to three votes per share of such $3.60 Series preferred stock upon each matter presented at the Annual Meeting. On April 17, 2003, we had 275,000 shares of our $3.60 Series preferred stock outstanding. Other than as described in the next sentence, no person holds of record or, to our knowledge, beneficially owns more than 5% of any class of our outstanding voting securities. Based on information reported in a Schedule 13G filed on February 13, 2003, Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, is deemed to beneficially own 35,174,500 shares of our common stock, representing approximately 8.8% of our outstanding common stock as a result of acting as investment adviser to various investment companies. Included among these shares are 379,500 shares resulting from the assumed conversion of NRG Energy Corporate Units.

      Q:  WHAT IS THE QUORUM REQUIREMENT FOR THE MEETING?

      A:  The quorum requirement for holding the meeting and transacting business is a majority of the voting power of the shares of common stock and cumulative preferred stock issued, outstanding and entitled to vote at a meeting. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker nonvotes are counted for the purpose of determining the presence of a quorum. Generally, broker nonvotes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

      Q:  WHO WILL COUNT THE VOTE?

      A:  Representatives of ADP Investor Communication Services will tabulate the votes and act as the inspectors of election.

      Q:  WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE MEETING?

      A:  Xcel Energy will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials, except that certain expenses for Internet access will be incurred by you if you choose to access the proxy materials and/or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for these solicitation activities. We also have hired Georgeson Shareholder Communications, Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholder Communications, Inc. a fee of $6,000 for these services. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

      Q:  DOES XCEL ENERGY OFFER SHAREHOLDERS ELECTRONIC DELIVERY OF PROXY MATERIALS?

      A:  Yes. Xcel Energy offers shareholders the option to receive the Annual Report to Shareholders and Proxy Statement electronically, instead of receiving paper copies of these documents in the mail. You must consent to do so prior to the record date for the annual meeting.

      To provide your consent for electronic delivery, please go to www.xcelenergy.com and click on Investor Information. Then look for electronic delivery. As soon as the Annual Report to Shareholders and Proxy are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

      Q:  WHAT HAPPENS IF ADDITIONAL PROPOSALS ARE PRESENTED AT THE MEETING?

      A:  Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Richard C. Kelly, Gary R. Johnson, Cathy J. Hart or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

      Q:  MAY I PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF SHAREHOLDERS OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

      A:  You may submit proposals for consideration at future shareholder meetings as follows:

To Be Included in the Proxy Statement. Unless we indicate otherwise at a later date, in order for a shareholder proposal to be considered for inclusion in Xcel Energy’s proxy statement for next year’s Annual Meeting, the written proposal must be received by the Secretary no later than 5:00 p.m. Central Time on January 2, 2004. These proposals must be in writing and sent to: Cathy J. Hart, Secretary, Xcel Energy Inc., 800 Nicollet Mall, 30th Floor, Minneapolis, Minnesota 55402. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

To Be Raised from the Floor. Similarly, unless we indicate otherwise at a later date, in order for a shareholder proposal to be raised from the floor during next year’s Annual Meeting, the shareholder’s written notice must be received by the Secretary between January 31, 2004, and March 17, 2004, and must contain certain information as required under our Bylaws. You may contact the Secretary at our headquarters for a copy of the relevant provisions of our Bylaws regarding the requirements for making shareholder proposals. Please note that these requirements relate only to matters a shareholder wishes to bring before the Annual Meeting. They do not apply to proposals that a shareholder wishes to have included in our proxy statement.

Corporate Governance

      The Board of Directors of Xcel Energy Inc. has long had in place good standards of corporate governance. In 2000, when Xcel Energy was formed through the merger of Northern States Power and New Century Energies, the Board adopted a Code of Conduct applicable to all directors, officers and employees. At that time, the Board also adopted Guidelines for Corporate Governance that outline the responsibilities of the Board, as well as qualifications for directors to serve on the Board.

      The Board of Directors of Xcel Energy Inc. is composed of 12 directors, 11 of whom are independent. The Chairman, President and Chief Executive Officer is the only member of management serving as a director. All members of the four committees — Audit, Finance, Compensation and Nominating, and Operations and Nuclear — are composed of independent directors who are nominated and approved by the Board each year. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of executive management. The Board has reviewed and will continue to evaluate its role and responsibilities with respect to the new legislative and other governance requirements of the New York Stock Exchange. The committee responsibilities are reviewed regularly and are outlined in this proxy statement and are available on the Company’s website.

      In an effort to strengthen independent oversight of management and to provide for more open communication, the Board has appointed the chairpersons of each committee to serve in the role of lead director on a monthly rotational basis. The non-management lead director chairs executive sessions of the Board in the absence of management on a regular basis. Furthermore, the Board works with management to determine the strategic direction for the Company and establishes the personal performance objectives for the CEO and management on an annual basis.

      The Compensation and Nominating Committee has responsibility for corporate governance, as is noted in its charter. In addition, the Compensation and Nominating Committee, with the concurrence of the full Board, establishes the personal performance objectives for the CEO and executive management. The Compensation and Nominating Committee conducts an annual evaluation of the CEO’s performance and determines executive compensation based upon achieving established goals. The Compensation and Nominating Committee retains an independent consultant to provide competitive compensation analyses. The Compensation and Nominating Committee did not award annual incentives to executive management for 2002. Additionally, base compensation rates remain unchanged from 2002. The Audit Committee of the Board has responsibility for the appointment, compensation and oversight of the independent auditors of the Company. In accordance with the Sarbanes-Oxley Act requirements, the Audit Committee has appointed the independent auditors of the Company. It will continue to review its charter to ensure compliance with new legislative requirements. The duties and responsibilities of all the Board committees are outlined in this proxy.

      All of our corporate governance material is available for public viewing on the Xcel Energy web site at www.xcelenergy.com.

BOARD STRUCTURE AND COMPENSATION

      Our Board currently consists of twelve directors.

      The Board had the following four Committees during 2002: Audit, Finance, Compensation and Nominating, and Operations and Nuclear. The membership during 2002 and the function of each

Committee are described below. During 2002, the Board met 21 times and various Committees of the Board met as indicated below. Each director attended at least 75% of the meetings of the Board and Committees on which such director served during 2002.

Audit Committee

      Members: Roger R. Hemminghaus (Chair), Albert F. Moreno, Margaret R. Preska, Allan L. Schuman, and Rodney E. Slifer.

      Number of meetings in 2002: 7

      Function:

•	Oversees our financial reporting process, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors;

•	Reviews the audited financial statements with management;

•	Appoints independent auditors;

•	Reviews with the independent auditors the scope and the planning of the annual audit; and

•	Reviews findings and recommendations of the independent auditors and management’s response to the recommendations of the independent auditors.

      The Audit Committee operates under a written Charter adopted by our Board of Directors. The Charter will be reviewed and amended, as necessary, to comply with the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange.

Finance Committee

      Members: Douglas W. Leatherdale (Chair), C. Coney Burgess, A. Barry Hirschfeld, Margaret R. Preska, Allan L. Schuman, and W. Thomas Stephens.

      Number of meetings in 2002: 4

      Function:

•	Oversees corporate capital structure and budgets;

•	Oversees financial plans and dividend policies;

•	Recommends dividends;

•	Oversees insurance coverage and banking relationships;

•	Oversees investor relations;

•	Oversees risk management; and

•	Oversees dedicated funds, including ERISA plans and nuclear decommissioning fund.

Compensation and Nominating Committee

      Members: W. Thomas Stephens (Chair), C. Coney Burgess, David A. Christensen, A. Barry Hirschfeld, Douglas W. Leatherdale, and A. Patricia Sampson.

      Number of meetings in 2002: 4

      Function:

•	Determines Board organization, selects director nominees and sets director compensation;

•	Evaluates performance of CEO and senior officers;

•	Recommends executive compensation incentives and other benefits to the Board;

•	Establishes corporate governance procedures; and

•	Reviews corporate structure and policies with respect to human resource policies, corporate ethics, and long range planning and strategy.

      Any shareholder may make recommendations to the Compensation and Nominating Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Secretary of the Company at 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023.

Operations and Nuclear Committee

      Members: David A. Christensen (Chair), Roger R. Hemminghaus, Albert F. Moreno, A. Patricia Sampson, and Rodney E. Slifer.

      Number of meetings in 2002: 3

      Function:

•	Oversees nuclear and non-nuclear operations, electric and gas delivery and retail service operations;

•	Reviews environmental compliance;

•	Reviews safety and operations performance; and

•	Reviews operational decisions and plans related to performance.

Directors’ Compensation

      The following table provides information on our compensation and reimbursement practices during 2002 for nonemployee directors. The director who is employed by Xcel Energy, Mr. Wayne Brunetti, does not receive any compensation for his Board activities.

Directors’ Compensation for 2002

Annual Director Retainer	$33,600
Board Meeting Attendance Fees (per meeting)	$1,200
Telephonic Meeting Attendance Fees (per meeting)	$500
Committee Meeting Attendance Fees (per meeting)	$1,200
Additional Retainer for Committee Chair (Compensation & Nominating Committee and Operations & Nuclear Committee)	$3,000
Additional Retainer for Audit Committee(1)	$4,250
Additional Retainer for Finance Committee(2)	$3,834
Stock Equivalent Units	$52,800

(1)	Audit Committee chair’s annual retainer was increased from $3,000 to $6,000 effective August 2002.

(2)	Finance Committee chair’s annual retainer was increased from $3,000 to $5,000 effective August 2002.

      Xcel Energy has a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders. Under this Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates.

      Additional stock equivalent units are accumulated upon the payment of and at the same value as dividends declared on our common stock. On April 19, 2002, non-employee directors of Xcel Energy received an award of 2,039.40 stock equivalent units representing approximately $52,800 in cash value.

      Additional stock equivalent units were accumulated during 2002 as dividends were paid on our common stock. The number of stock equivalents for each non-employee director is listed in the share ownership chart which is set forth below.

      Directors also may participate in a deferred compensation plan which provides for deferral of director retainer and meeting fees until after retirement from the Board. A director may defer director retainer and meeting fees into the Stock Equivalent Plan. A director who elects to defer compensation under this plan receives a premium of 20% of the compensation that is deferred.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

      Our Bylaws divide the Board into three classes. Each class is to be as equal in number as possible and is to have a staggered term of office so that one class of directors will be elected at each annual meeting for a term of three years. The four directors currently comprising Class II have a term of office that expires at the 2003 Annual Meeting. The four directors in Class III are continuing to serve until the 2004 Annual Meeting. The four directors in Class I are continuing to serve until the 2005 Annual Meeting.

      All nominees for election to the Board to Class II are currently directors of the Company, will be elected for a term of three years and are to serve until their terms expire at the 2006 Annual Meeting or until their successors are duly elected and have been qualified. The following four individuals are the nominees to be elected to the Board to serve in Class II: Wayne H. Brunetti, Roger R. Hemminghaus, Douglas W. Leatherdale and A. Patricia Sampson.

      The persons named as proxies intend to vote the proxies for the election of the nominees to the Board. If any of the nominees should be unavailable to serve as a director by an event which is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

      You are entitled to vote cumulatively for the election of directors. This means that you are entitled to a number of votes equal to the number of votes entitled to be cast with respect to the shares held by you multiplied by the number of directors to be elected. You may cast all your votes for one nominee or distribute your votes among the nominees in that particular class. The election of each director shall be decided by plurality vote. This means that the individuals receiving the most votes in that class (up to the number to be elected) will be elected. As a result, any shares not voted for a director (whether by withholding authority or otherwise) will have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

Information as to Nominees and Continuing Directors

      The nominees and continuing directors, their age, principal occupation or position, experience, and the year first elected as a director of the Company, are shown on the following pages.

      None of the nominees or continuing directors are related to each other or to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage, or adoption.

      Except for Mr. Brunetti, no nominee or incumbent director has been an employee of the Company within the past five years.

      The Board of Directors recommends a vote “FOR” the election to the Board of the following nominees. Proxies solicited by the Board of Directors will be voted “FOR” the nominees unless a contrary vote is specified.

Directors in Class II Directors whose Terms Expire in 2006:

Director since 2000	Wayne H. Brunetti, age 60, is Chairman, President and Chief Executive Officer of Xcel Energy Inc. He has served as such since August 18, 2001 and as President and Chief Executive Officer from the completion of the merger of New Century Energies (“NCE”) and Northern States Power Company (“NSP”) (the “Merger”). Upon the completion of the Merger, the surviving corporation was renamed Xcel Energy Inc. From March 1, 2000 until the completion of the Merger, he served as Chairman, President and Chief Executive Officer of NCE and as a director and officer of several of NCE’s subsidiaries.
From August 1997 until March 1, 2000, Mr. Brunetti was Vice Chairman, President and Chief Operating Officer of NCE. Before the merger of Public Service Company of Colorado (“PSCo”) and Southwestern Public Service Company (“SPS”) to form NCE, Mr. Brunetti was President and CEO of PSCo. He joined PSCo in July 1994 as President and Chief Operating Officer. In January 1996, he added the title of CEO.
Mr. Brunetti is the former President and CEO of Management Systems International, a Florida management consulting firm that he founded in 1991. Prior to that, he was Executive Vice President of Florida Power & Light Company.
Mr. Brunetti has been active in various professional and civic groups. He currently serves as a vice-chairman of Edison Electric Institute and serves on its board, executive committee, policy committee on energy services and policy committee on energy supply. He serves on the boards of Medic Alert Foundation, Capital City Partnership and the Minnesota Orchestra. He is past chairman of the 2000 Mile High United Way campaign, past chairman of the board of the Colorado Association of Commerce and Industry and served on the Colorado Renewable Energy Task Force, an appointment made by Governor Roy Romer. He is the author of Achieving Total Quality in Integrated Business Strategy & Customer Needs.
Mr. Brunetti holds a bachelor of science degree in business administration from the University of Florida. He is a graduate of the Harvard Business School’s Program for Management Development.
Director since 2000	Roger R. Hemminghaus, age 66, retired as Chairman of the Board of Ultramar Diamond Shamrock Corp. in January 2000 and as Chief Executive Officer in January 1999. Mr. Hemminghaus had become Chairman and CEO of Ultramar Diamond Shamrock Corporation following the merger of Diamond Shamrock, Inc. and Ultramar Corporation in 1996. Prior to the merger, Mr. Hemminghaus was Chairman, CEO and President of Diamond Shamrock, Inc. He started his career in the energy industry in 1962 as an engineer for Exxon, USA, after serving four years as a naval officer involved in nuclear power development.
Mr. Hemminghaus served as a Director of NCE from 1997 until 2000 and on the SPS board of directors from 1994 until 1997. He is on the boards of directors of Luby’s, Inc., CTS Corporation and Tandy Brands Accessories Incorporated. Mr. Hemminghaus is Chairman of the Southwest Research Institute. He is former Chairman of the Federal Reserve Bank of Dallas and former Chairman of the National Petrochemicals and Refiners Association. He is Chairman of the Board of Regents of Texas Lutheran University; he serves on the National Executive Board of the Boy Scouts of America and serves on various other non-profit association boards.
Mr. Hemminghaus is a 1958 graduate of Auburn University, receiving a B.S. degree in chemical engineering and has done graduate work in business and nuclear engineering.

Director since 1991	Douglas W. Leatherdale, age 66, is the retired Chairman and Chief Executive Officer of The St. Paul Companies, Inc., a worldwide property and liability insurance organization. Mr. Leatherdale joined The St. Paul Companies in 1972 and held numerous executive positions with the Company, including President, Executive Vice President and Senior Vice President of Finance. He held the position of Chairman and Chief Executive Officer from 1990 until his retirement in 2001. Before joining The St. Paul Companies, Mr. Leatherdale was employed by the Lutheran Church of America in Minneapolis where he served as Associate Executive Secretary on the Board of Pensions. Prior to his four years at the Lutheran Church of America, he served as Investment Analyst Officer at Great West Life Assurance Company in Winnipeg.
A native of Canada, Mr. Leatherdale attended United College in Winnipeg (now the University of Winnipeg) and later completed additional studies at Harvard Business School and The University of California-Berkeley. In 2000, he was awarded a Doctorate of Laws degree (honoris causa) from The University of Winnipeg.
Mr. Leatherdale also serves as a director of United HealthCare Group. He is the Chairman of the Board of Directors of the International Insurance Society and The Minnesota Orchestral Association. He is the past Chairman of the University of Minnesota Foundation and the American Insurance Association.
Director since 1985	A. Patricia Sampson, age 54, currently operates The Sampson Group, Inc., a management development and strategic planning consulting business. Prior to that she served as a consultant with Dr. Sanders and Associates, a management and diversity consulting company. Prior to her current endeavors, Ms. Sampson served as Chief Executive Officer of the Greater Minneapolis Area Chapter of the American Red Cross from July 1993 until January 1, 1995. She also previously served successively as Executive Director from October 1986 until July 1993, Assistant Executive Director-Services (April 1985), and Assistant Manager (July 1984) of the Greater Minneapolis Area Chapter. Prior to the above, she served as the Director of Service to Military Families and Veterans and Director of Disaster Services for the St. Paul Area Chapter of the American Red Cross.
Ms. Sampson received a master’s degree from the University of Pennsylvania and a bachelor’s degree from Youngstown State University.
She previously served on the David W. Preus Leadership Award Sponsoring Council as well as on the boards of the Greater Minneapolis Area United Way, Minneapolis Urban League, the Minnesota Orchestral Association, and the Minnesota Women’s Economic Roundtable. She is active in Christian education.

Directors in Class I whose Terms Expire in 2005:

Director since 2000	C. Coney Burgess, age 65, is Chairman of the board of directors of Herring Bancorp, a national bank holding company based in Vernon and Amarillo, Texas. He is also Chairman of the board of Herring Bancshares, Inc., a holding company in Oklahoma. He has served as Chairman of Herring Bancorp and Herring Bancshares since 1992. Mr. Burgess is Chairman/ President of Burgess-Herring Ranch Company, a position he has held since 1974, and Chain-C, Inc., an agricultural firm with operations in the Texas Panhandle. He is President of Monarch Trust Company in Amarillo, Texas, and Chairman of the Herring National Bank. He served on the board of directors of NCE from 1997 until 2000. Mr. Burgess also served on the board of directors of SPS from 1994 to 1997.
Mr. Burgess is past President of Texas and Southwestern Cattle Raisers Association in Forth Worth, Texas, and is a director of the American Quarter Horse Association, Cattlemans Beef Board, National Cattlemans Beef Association and Panhandle Livestock Association. He is on the board of overseers and the board of endowment of the Ranching Heritage Association at Texas Tech University in Lubbock, Texas, and Harrington Cancer Center in Amarillo, Texas.
Mr. Burgess is past Chairman of the board of Cal Farley’s Boys Ranch and Affiliates; a board member of the Boys Ranch Foundation; past President of the Amarillo Symphony; past President of the Amarillo Downtown Rotary; a trustee of Marine Military Academy; and an advisory Board member for Texas Tech University, College of Agricultural Sciences, Lubbock, Texas.
Mr. Burgess received his B.S. and B.A. from Mississippi State University and attended law school at the University of Mississippi.

Director since 2000	A. Barry Hirschfeld, age 60, is President of A.B. Hirschfeld Press, Inc., a commercial printing company. He has held this position since 1984 and is the third generation to head this family-owned business, which was founded in 1907. He received his M.B.A. from the University of Denver and a B.S. in business administration from California State Polytechnic University.
Mr. Hirschfeld served on the NCE board from 1997 until 2000 and on the board of directors of PSCo from 1988 to 1997. He serves on the boards of directors of the Mountain States Employers Council; the Denver Area Council of Boy Scouts of America, where he serves on the Board Affairs Committee; the Rocky Mountain Multiple Sclerosis Center; Colorado’s Ocean Journey; the Cherry Creek Arts Festival; Up With People; and the National Jewish Center. He also serves on the advisory board of the Harvard University Divinity School Center for Values in Public Life.
Mr. Hirschfeld is Executive Vice President of the Mile Hi Stadium Club; a member of the One Hundred Club of Denver; Colorado Concern, where he serves on the executive committee; the Colorado Forum and Mayor Wellington Webb’s Advisory Committee.
He is past board Chairman and lifetime board member of the Denver Metro Convention and Visitors Bureau, past Trustee of the Boettcher Foundation, and past Chairman of the Denver Art Museum.
Director since 2000	Albert F. Moreno, age 59, is Senior Vice President and General Counsel of Levi Strauss & Co. (“LS&CO”), a brand name apparel manufacturer. Mr. Moreno is directly responsible for LS&CO’s legal and brand protection affairs and oversees the company’s global security and government affairs departments. He has held this position since 1996. Mr. Moreno joined LS&CO. in 1978 as Assistant General Counsel.
In addition to his work with LS&CO., Mr. Moreno is a member of the Rosenberg Foundation and the Levi Strauss Foundation. He served on the NCE board of directors from 1999 until the completion of our merger in 2000.
Mr. Moreno received a bachelor’s degree in economics from San Diego State University in 1966 and a degree in Latin American Economic Studies from the Universidad de Madrid in 1967. In 1970, he received his law degree from the University of California at Berkeley School of Law.
Director since 1999	Allan L. Schuman, age 68, is Chairman of the Board, Chief Executive Officer and a director of Ecolab Inc. in St. Paul, Minnesota. Ecolab develops and manufactures cleaning, sanitizing, and maintenance products for the hospitality, institutional, and industrial markets.
Mr. Schuman joined Ecolab in 1957, and became Vice President, Institutional Marketing and National Accounts in 1972. In 1985 he was named Executive Vice President and in 1988, President, Ecolab Services Group. He was promoted to President and Chief Operating Officer of Ecolab in August, 1992 and named President and Chief Executive Officer in March 1995.
Mr. Schuman serves as a director of the Soap and Detergent Association, National Association of Manufacturers, Hazelden Foundation, the Ordway Music Theatre, the Guthrie Theatre, and the Capital City Partnership. He is also a Trustee of the Culinary Institute of America and of the National Education Foundation of the National Restaurant Association, and a member of the board of overseers of Carlson School of Management at the University of Minnesota. He is a member of the Board of Trustees of Hamline University.

Directors in Class III Directors whose Terms Expire in 2004

Director since 1976	David A. Christensen, age 68, served as President and Chief Executive Officer of Raven Industries, Inc., Sioux Falls, South Dakota, an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and flow control devices in various markets from 1971 until his retirement in August 2000 and continues as a director. He has been associated with Raven Industries since 1962, and also worked at John Morrell & Co. and served in the U.S. Army Corps of Engineers.
He received his bachelors degree in industrial engineering from South Dakota State University, which later honored him with its distinguished engineer, distinguished service, and distinguished alumni awards. In 2000, Mr. Christensen received the Sioux Falls Development Foundation’s Spirit of Sioux Falls award. Inducted into the South Dakota Hall of Fame in 1998, Mr. Christensen was presented with the Executive of the Year Award by Sales and Marketing Executives, Inc. of Sioux Falls, South Dakota in 1993, and was the University of South Dakota’s South Dakotan of the Year in 1985.
Mr. Christensen also serves as a director of Wells Fargo & Co., San Francisco, California and Medcomp Software, Inc., Colorado Springs, Colorado.
A strong advocate for his community and state, he has served in many volunteer activities. He is a past director of the South Dakota Symphony and Sioux Falls Downtown Development Corp., as well as a past chairman of the Sioux Empire United Way.
Director since 1980	Dr. Margaret R. Preska, age 65, is the President Emerita, Minnesota State University, Mankato and Distinguished Service Professor, Minnesota State Universities. Dr. Preska served as founding campus CEO at Zayed University, Abu Dhabi, United Arab Emirates from 1998 to 2000. She was a member of the history faculty at Winona State University and led a research project at the University of Kalinengrad in Russia from 1992-1998. She was President of Minnesota State University, Mankato, from 1979 until 1992. She had served as its Vice President for Academic Affairs and Equal Opportunity Officer from 1975 until 1979. She previously was academic dean, instructor, assistant and associate professor of history and government at LaVerne College in LaVerne, California. She is owner/ president of an internet-based instructional business, Build a Bike Inc. com.
Dr. Preska earned a bachelor of science degree at SUNY Brockport, where she graduated summa cum laude. She earned a master’s at The Pennsylvania State University, a Ph.D. at Claremont Graduate University, and further studied at Manchester College of Oxford University. Dr. Preska is a member of Women Directors and Officers in Public Utilities and is a member of the board of directors of Milkweed Editions, a literary and educational publisher. She served as national President at Camp Fire Boys and Girls, Inc. from 1985 until 1987. She is a charter member of the board of directors of Executive Sports, Inc., a division of Golden Bear International. She is affiliated with several organizations, including the Retired Presidents Association of the American Association of State Colleges and Universities, the St. Paul/ Minneapolis Committee on Foreign Relations, Rotary, Minnesota Women’s Economic Roundtable, the American Historical Association and Horizon 100.
Director since 2000	Rodney E. Slifer, age 68, is a Partner in Slifer, Smith & Frampton, a diversified real estate company in Vail, Colorado. He has held this position since 1989. Mr. Slifer served on the NCE Board from 1997 until 2000 and on the PSCo board from 1988 until 1997. In addition, he currently is a director of Alpine Banks of Colorado. He is Vice President and a board member of the Vail Valley Foundation and a director of Colorado Open Lands. Mr. Slifer also is a member of the Board of Governors of the University of Colorado Real Estate Center and a member of the University of Colorado Real Estate Foundation Board of Directors.

Director since 2000	W. Thomas Stephens, age 60, retired in 1999 as President and CEO of MacMillan Bloedel Ltd., a forest products and building materials company with headquarters in Vancouver, British Columbia. He served as Chairman, President and CEO of Johns Manville, an international manufacturing and natural resources company located in Denver, Colorado, from 1986 until August 1996.
Mr. Stephens served on the NCE Board of Directors from 1997 until 2000 and on the PSCo board from 1989 until 1997. He is on the boards of directors of TransCanada Pipeline, Norske Canada Ltd., Qwest Communications International Inc., Mail-Well Inc., and The Putnam Funds. He received his bachelor’s and master’s degrees in industrial engineering from the University of Arkansas.

PROPOSAL NO. 2

SHAREHOLDER PROPOSAL

      Gerald R. Armstrong, 910 Fifteenth Street, No. 754, Denver, Colorado, 80202, beneficial owner of 912 shares, has given notice that he intends to present for action at the Annual Meeting the following resolution:

Resolution

      That the shareholders of XCEL ENERGY, INC. request its Board of Directors to take those steps necessary to eliminate the classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of previously elected Directors.

STATEMENT

      The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation. Currently, XCEL ENERGY’S board is divided into three classes with each class serving staggered three-year terms and shareholders may only vote on one-third of the Directors each year.

      ACCOUNTABILITY AND PERFORMANCE of our Directors are significant Issues before the shareholders of XCEL ENERGY.

      The proponent believes that the annual election of all directors will cause greater accountability which will lead to better performance.

      Please recall that the $7,600,000 bonus given a former chairman was for his deeds in establishing NRG and putting together a merger.

      The Attorney General of Minnesota has asked that our chairman be terminated.

      Northern States Power and New Century Energies had one-year terms for their directors before the merger. Many successful utilities have one-year terms for their directors and XCEL should be no exception. Many XCEL directors are serving one-year terms on other boards as well.

      THE HOME DEPOT stated in its 2000 proxy statement supporting replacing three-year terms with one-year terms for its directors:

“We believe that it is in the best interest of ... Stockholders to eliminate the classified Board so that stockholders elect all directors annually. The amendment ... will allow stockholders to review and express their opinions on the performance of all directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected .”

      The proponent believes the current system produces only a facade of continuity which should be displaced; and, accountability and performance be substituted as the basis for re-election to our board of directors.

      If you agree, please vote FOR this proposal. Your shares will be automatically voted “against” it if your proxy is unmarked.

THE XCEL ENERGY BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

      The Board of Directors does not believe that this proposal is in the best interest of Xcel Energy shareholders. The Board believes that it is important this proposal should not be implemented, and therefore recommends a vote against the proposal.

      The shareholder who submitted this proposal incorrectly stated that Northern States Power and New Century Energies, the companies that merged to form Xcel Energy, had one-year terms for their directors. Prior to the merger, Northern States Power had, for many years, and New Century Energies had, for its entire existence, three-year classified terms for its directors. Therefore, our current policy does not represent a change.

      A classified board provides enhanced continuity and stability in the Board’s business strategies and policies. With a classified board, two-thirds of the directors will always have had prior experience and familiarity with the business and affairs of Xcel Energy. This enables the directors to build on past experience and plan for a reasonable period into the future. This facilitates the Board’s ability to focus on long-term strategy and long-term performance.

      Moreover, a classified board helps protect shareholder value in the face of a coercive takeover attempt. Absent a classified board, a potential acquirer could gain control of the Company by replacing a majority of the Board with its own slate of nominees at a single annual meeting by a simple plurality of the votes cast, and without paying any premium to Xcel Energy’s shareholders. By contrast, the presence of a classified board and other protections encourage hostile shareholders who may seek to acquire control of Xcel Energy to initiate arm’s-length discussions with management and the Board, who may be in a position to negotiate a higher price or more favorable terms for shareholders or to seek to prevent a takeover that the Board believes is not in the best interest of shareholders. The fact that the entire Board could not be removed in a single proxy fight would allow directors to weigh remaining independent against accepting the offer, or a competing offer, from a position of strength.

      By reducing the threat of an abrupt change in the composition of the entire Board, the classified board permits a more orderly process for your directors to consider any and all alternatives to maximize stockholder value.

      Proponents of declassified boards would have shareholders believe that the only way to ensure director independence and accountability is to declassify the board of directors. This is false. Your Board is committed to corporate accountability and believes that such accountability depends on the selection of responsible and experienced individuals, not on whether they serve one year or three-year terms. Moreover, shareholders have a variety of tools at their disposal to ensure that directors, even directors who are elected on a classified basis, are accountable to shareholders. These tools include withholding votes from directors who are standing for election, publicity campaigns and meeting with directors to express shareholder concerns. Shareholders have successfully used these accountability tools with a number of companies.

      The Board of Directors recommends a vote “AGAINST” this proposal for the reasons described above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has indicated otherwise in voting the proxy.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information concerning beneficial ownership of our common stock as of March 3, 2003, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table; and (c) the directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individuals listed in the Beneficial Ownership Table below owned more than .22% of Xcel Energy’s common stock. None of these individuals owns any shares of Xcel Energy’s preferred stock.

Beneficial Ownership Table

			Options
Name and Principal Position of			Exercisable	Restricted
Beneficial Owner	Common Stock	Stock Equivalents	Within 60 Days	Stock	Total

Wayne H. Brunetti Chairman of the Board, President and Chief Executive Officer	105,025.02	9,183.96	692,850	24,347.88	831,406.86
C. Coney Burgess Director	8,575.62	12,174.38	—	—	20,750.00
David A. Christensen Director	1,000.00	33,661.03	—	—	34,661.03
Roger R. Hemminghaus Director	6,565.34	23,825.56	—	—	30,390.90
A. Barry Hirschfeld Director	13,250.62	12,930.31	—	—	26,180.93
Douglas W. Leatherdale Director	1,100.00	32,755.25	—	—	33,855.25
Albert F. Moreno Director	4,325.00	18,775.88	—	—	23,100.88
Margaret R. Preska Director	1,300.00	26,497.34	—	—	27,797.34
A. Patricia Sampson Director	1,265.77	22,593.22	—	—	23,858.99
Allan L. Schuman Director	200.00	18,439.08	—	—	18,639.08
Rodney E. Slifer Director	17,945.85	22,712.46	—	—	40,658.31
W. Thomas Stephens Director	11,037.95	19,275.42	—	—	30,313.37
Richard C. Kelly(1) Chief Financial Officer	29,152.35	3,310.71	224,750	3,194.37	260,407.43
Gary R. Johnson Vice President and General Counsel	19,582.30	—	109,505	—	136,047.30
Paul J. Bonavia President, Energy Markets	5,251.92	1,440.07	186,000	—	192,691.99
J.T. Petillo President, Energy Delivery	11,258.53	814.38	112,530	7,564.84	132,167.75
David Wilks President, Energy Supply	30,965.12	3,829.24	173,600	4,798.60	213,192.96
Directors and Executive Officers as a group (25 persons)	390,487.72	265,068.35	1,934,400	41,656.69	2,631,612.76

(1)	Mr. Kelly’s wife owns 407.84 of these shares. Mr. Kelly disclaims beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file with the Securities Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Other than as described below, we believe that during 2002, all of our officers subject to such reporting obligations have satisfied all Section 16(a) filing requirements. The following directors filed Form 4 one day late: Roger R. Hemminghaus, Douglas W. Leatherdale, A. Patricia Sampson, C. Coney Burgess, A. Barry Hirschfeld, Albert F. Moreno, Allan L. Schuman, David A. Christensen, Margaret R. Preska, Rodney E. Slifer, and W. Thomas Stephens. In making this statement, we have relied upon examination of the copies of Forms 3, 4, and 5 and the written representations of its directors and executive officers.

EXECUTIVE COMPENSATION

      The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 2002, for the Company’s Chief Executive Officer, and each of the five next most highly compensated executive officers serving as officers at December 31, 2002 (collectively, the “Named Executive Officers”). As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers in 2002 by Xcel Energy or any of its subsidiaries, as well as by NCE and NSP or any of their subsidiaries for the period prior to the Merger.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

						Number of
						Securities
					Restricted	Underlying
				Other Annual	Stock	Options	LTIP	All Other
Name and Principal				Compensation	Awards	and	Payouts	Compensation
Position	Year	Salary ($)	Bonus($)(1)	($)(2)	($)(3)	SAR’s (#)(4)	($)(5)	($)(6)

Wayne H. Brunetti	2002	1,065,000	—	9,836	—	—	—	95,832
Chairman, President	2001	895,000	953,873	9,267	—	—	902,271	81,360
and Chief Executive	2000	756,667	852,244	167,265	—	756,000	—	314,436
Officer
Richard C. Kelly	2002	510,000	—	3,814	—	—	—	45,917
Vice President &	2001	425,417	338,588	1,208	—	—	269,633	39,077
Chief Financial Officer*	2000	375,917	279,446	55,855	—	228,000	—	130,124
Gary R. Johnson	2002	390,000	—	1,329	—	—	—	26,656
Vice President and	2001	340,000	236,656	3,934	—	—	175,206	27,640
General Counsel	2000	313,750	240,378	3,613	—	185,188	—	25,409
Paul J. Bonavia	2002	385,000	—	3,956	—	—	—	9,278
President, Energy	2001	350,000	262,920	15,416	—	—	180,338	16,503
Markets	2000	325,500	218,074	2,182	—	153,000	—	14,258
James T. Petillo	2002	345,000	—	1,617	—	—	—	15,157
President, Energy	2001	316,250	200,463	12,978	—	—	149,408	15,562
Delivery	2000	249,167	163,582	7,596	—	126,000	—	12,877
David M. Wilks	2002	345,000	—	2,041	—	—	—	27,545
President, Energy	2001	310,000	216,202	3,994	—	—	159,727	26,448
Supply	2000	289,583	190,693	9,032	—	135,000	—	24,143

*	Elected as Vice President & Chief Financial Officer effective August 21, 2002.

(1)	The amounts in this column for 2002 represent awards earned under the Xcel Energy Executive Annual Incentive Award program. For Mr. Brunetti, Mr. Kelly, Mr. Petillo and Mr. Wilks, the

amounts for 2001 include the value of 25,068, 4,449, 10,536 and 5,682 shares, respectively, of restricted common stock they received in lieu of a portion of the cash payments to which they were otherwise entitled under the Xcel Energy Executive Annual Incentive Award program. For Mr. Bonavia, the amount for 2001 includes the pre-tax value of 3,023 shares of common stock he received in lieu of a portion of the cash payment to which he was otherwise entitled under the Xcel Energy Executive Annual Incentive Award program.

(2)	The amounts shown for 2001 and 2002 include reimbursements for taxes on certain personal benefits, including perquisites received by the named executives. The 2000 amount for Messrs. Brunetti and Kelly also include taxes on relocation benefits of $162,745 and $55,855 respectively.

(3)	At December 31, 2002, Messrs. Brunetti, Kelly, Petillo and Wilks held shares of restricted stock. As of December 31, 2002, Mr. Brunetti held 39,083, Mr. Kelly held 4,720, Mr. Petillo held 11, 177, and Mr. Wilks held 7,442 shares of restricted stock with an aggregate value of $429,913.84, $51,916.99, $122,948.39 and $81,862.04, respectively. Restricted stock vests in three equal annual installments and the holders are entitled to receive dividends at the same rate as paid on all other shares of common stock.

(4)	The amounts shown for 2000 include stock option awards made to the named executives under the NSP Long Term Incentive Plan for Mr. Johnson (38,188). The balance of the options for Mr. Johnson in 2000, and all of the options for Messrs. Brunetti, Kelly, Bonavia, Petillo and Wilks for 2000 were granted under the Xcel Energy Omnibus Incentive Plan. These grants were three-year- front-loaded (i.e., they represented three years’ worth of options) and additional options were not granted in 2001 and 2002.

(5)	The amounts shown for 2001 include cash payments made under the Xcel Energy Long-term Incentive Program, NSP had no LTIP payouts in 2000. No performance cash awards under the NCE Value Creation Plan for Messrs. Brunetti, Kelly, Bonavia, Petillo and Wilks were paid during 2000, 2001 or 2002.

(6)	The amounts represented in the “All Other Compensation” column for the year 2002 for the Named Executive Officers include the following:

			Value of the
			remainder of	Imputed
			insurance	Income	Earnings
			premiums paid	as a result	Accrued
		Contributions	by the Company	of the Life	under
	Company	to the	under the	Insurance	Deferred	Bonus related
	Matching 401(k)	Non-Qualified	Officer Survivor	paid by the	Compensation	to Relocation	Total
Name	Contributions ($)	Savings Plan ($)	Benefit Plan ($)	Company ($)	Plan ($)	Payments ($)	($)(1)

Wayne H. Brunetti	8,000	34,780	n/a	5,127	0	47,925	95,832
Richard C. Kelly	8,000	12,580	n/a	2,387	0	22,950	45,917
Gary R. Johnson	1,400	0	440	1,936	22,880	n/a	26,656
Paul J. Bonavia	8,000	0	n/a	1,278	0	n/a	9,278
James T. Petillo	8,000	5,980	n/a	1,177	0	n/a	15,157
David M. Wilks	8,000	5,980	n/a	1,490	0	12,075	27,545

(1)	The total of All Other Compensation does not include an additional allocation that will be made to all participants due to the early repayment of the outstanding loans under the Employee Stock Ownership Plan.

      The following table indicates for each of the named executives the number and value of exercisable and unexercisable options and SARs as of December 31, 2002.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR AND
FY-END OPTION/ SAR VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs at		In-the-Money Options/
			FY-End (#)		SARs at FY-End ($)(1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Wayne H. Brunetti	—	—	692,850	756,000	—	—
Richard C. Kelly	—	—	224,750	228,000	—	—
Gary R. Johnson	—	—	116,465	147,000	—	—
Paul J. Bonavia	—	—	186,000	153,000	—	—
James T. Petillo	—	—	112,530	126,000	—	—
David M. Wilks	—	—	173,600	135,000	—	—

(1)	Option values were calculated based on a $11.00 closing price of Xcel Energy common stock, as reported on the New York Stock Exchange at December 31, 2002.

LONG-TERM PERFORMANCE PLAN AWARDS IN LAST FISCAL YEAR(1)

      The following table shows information on awards granted during 2002 under the Company’s Omnibus Incentive Plan for each person in the Summary Compensation Table.

			Estimated Future Payouts Under
	Number of		Non-Stock Price-Based Plans
	Shares, Units	Performance or
	or Other	Other Period Until	Threshold
Name	Rights (2)	Maturation or Payout	($)(3)	Target ($)	Maximum ($)

Wayne H. Brunetti	119,566	1/1/02-12/31/04	832,031	3,328,125	6,656,250
Richard C. Kelly	30,690	1/1/02-12/31/04	213,563	854,250	1,708,500
Gary R. Johnson	15,763	1/1/02-12/31/04	109,688	438,750	877,500
Paul J. Bonavia	15,560	1/1/02-12/31/04	108,281	433,125	866,250
James T. Petillo	13,944	1/1/02-12/31/04	97,031	388,125	776,250
David M. Wilks	13,944	1/1/02-12/31/04	97,031	388,125	776,250

(1)	The amounts in this table for the year 2002 are for the performance period 1/1/02-12/31/04 represent awards made under the performance share component described under “Long-term Incentives.”

(2)	Each unit represents the value of one share of Xcel Energy common stock.

(3)	If the threshold for the performance share component of the 35th percentile is achieved, the payout could range between 25% and 200%. The amounts are based on a stock price of $27.8350, which was the average high/low price on January 2, 2002.

PENSION PLAN TABLE

      The following table shows estimated combined pension benefits payable to a covered participant from the qualified and non-qualified defined benefit plans maintained by Xcel Energy and its subsidiaries and the Xcel Energy Supplemental Executive Retirement Plan (the “SERP”). The Named Executive Officers are all participants in the SERP and the qualified and non-qualified defined benefit plans sponsored by us.

	Years of Service

Highest Average Compensation	10 years	15 years	20 or more years

200,000	55,000	82,500	110,000
225,000	61,875	92,813	123,750
250,000	68,750	103,125	137,500
275,000	75,625	113,438	151,250
300,000	82,500	123,750	165,000
350,000	96,250	144,375	192,500
400,000	110,000	165,000	220,000
450,000	123,750	185,625	247,500
500,000	137,500	206,250	275,000
600,000	165,000	247,500	330,000
700,000	192,500	288,750	385,000
800,000	220,000	330,000	440,000
900,000	247,500	371,250	495,000
1,000,000	275,000	412,500	550,000
1,100,000	302,500	453,750	605,000
1,200,000	330,000	495,000	660,000
1,300,000	357,500	536,250	715,000
1,400,000	385,000	577,500	770,000
1,500,000	412,500	618,750	825,000
1,600,000	440,000	660,000	880,000
1,700,000	467,500	701,250	935,000
1,800,000	495,000	742,500	990,000
1,900,000	522,500	783,750	1,045,000
2,000,000	550,000	825,000	1,100,000
2,100,000	577,500	866,250	1,155,000
2,200,000	605,000	907,500	1,210,000

      The benefits listed in the Pension Plan Table are not subject to any deduction or offset. The compensation used to calculate the SERP benefits is base salary as of December 31 plus annual incentive. The Salary and Bonus columns of the Summary Compensation Table for 2002 reflect the covered compensation used to calculate SERP benefits.

      The SERP benefit accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of the highest three years covered compensation of the five years preceding retirement or termination minus (b) any other qualified or non-qualified benefits. The SERP benefit is payable as an annuity for 20 years, or as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year annuity. Benefits are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62. The approximate credited years of service under the SERP as of December 31, 2002, were as follows:

Mr. Brunetti	15 years
Mr. Kelly	35 years
Mr. Johnson	24 years
Mr. Bonavia	5 years
Mr. Petillo	6 years
Mr. Wilks	25 years

      Notwithstanding any special provisions related to pension benefits described under “Employment Agreements and Severance Arrangements,” the Company has granted additional credited years of service to Mr. Brunetti for purposes of SERP accrual. The additional credited years of service (approximately seven) are included in the above table. Additionally, the Company has agreed to grant full accrual of SERP benefits to Mr. Brunetti at age 62 and to Mr. Bonavia at age 57 and 8 months, if they continue to be employed by the Company until such age.

Legal Proceedings

      On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of our common stock between January 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, chairman, president and chief executive officer; Edward J. McIntyre, former vice president and chief financial officer; and James J. Howard, former chairman, as defendants. Among other things, the complaint alleged violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues, including but not limited to “round trip” energy trades, the nature, extent and seriousness of liquidity and credit difficulties at NRG, and the existence of cross-default provisions (with NRG credit agreements) in certain of our credit agreements. Since the filing of the lawsuit on July 31, 2002, several additional lawsuits were filed with similar allegations, one of which added claims on behalf of a purported class of purchasers of two series of NRG Senior Notes issued by NRG in early 2001. The cases have all been consolidated, and a consolidated amended complaint has been filed. The amended complaint charges false and misleading disclosures concerning “round trip” energy trades and the existence of provisions in our credit agreements with lenders for cross-defaults in the event of a default by NRG in one or more of NRG’s credit agreements; it adds as additional defendants Gary R. Johnson, Vice President and General Counsel, Richard C. Kelly, Vice President and Chief Financial Officer of Xcel Energy, two former executive officers of NRG (David H. Peterson, Leonard A. Bluhm) and one current executive officer of NRG (William T. Pieper) and a former independent director of NRG (Luella G. Goldberg); and it adds claims of false and misleading disclosures (also principally regarding “round trip” trades and the cross-default provisions as well as the extent to which the “fortunes” of NRG were tied to Xcel Energy, especially in the event of a buyback of NRG’s publicly owned shares) under Section 11 of the Securities Act. The amended complaint seeks compensatory and rescissionary damages, interest, and an award of fees and expenses. The defendants have filed motions to dismiss the amended complaint. The motions have not yet been ruled upon. On August 15, 2002, a shareholder derivative action was filed in the same court as the class actions described above purportedly on our behalf, against our directors and certain present and former officers, citing essentially the same circumstances as the class actions and asserting breach of fiduciary duty. Subsequently, two additional derivative actions were filed in the state trial court for Hennepin County, Minnesota, against essentially the same defendants, focusing on alleged wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish and maintain adequate accounting controls, abuse of control and gross mismanagement. Considered collectively, the derivative complaints seek compensatory damages, a return of compensation received, and awards of fees and expenses. In each of the cases, the defendants filed motions to dismiss the complaint for failure to make a proper pre-suit demand, or in the federal court case, to make any pre-suit demand at all, upon Xcel Energy’s board of directors. The motions have not yet been ruled upon. In addition, complaints have been filed against us, certain of our present and former officers and directors and the members of our board of directors presently pending in the United States District Court for the District of Minnesota under the Employee Retirement Income Security Act by participants in our 401(k) and ESOP plan, alleging breach of fiduciary duty in allowing or encouraging purchase, contribution and/or retention of our common stock in the plans, and misleading statements and omissions in that regard, and purporting to represent classes from as early as September 23, 1999 forward. The defendants have filed motions to dismiss the complaints. The motions have not yet been ruled upon.

      The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Minnesota law. As part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by officers and directors in various litigation, including the litigation described above. In connection with the derivative proceedings described above, for the period July 31, 2002 through March 31, 2003, the Company has advanced expenses of approximately $22,000 to the law firm of Jones Day on behalf of the Company’s directors and Mr. Edward J. McIntyre, former vice president and chief financial officer, approximately $15,000 to the law firm of Briggs and Morgan on behalf of the Company’s directors and Mr. Edward J. McIntyre, former vice president and chief financial officer and approximately $8,000 to the law firm of Rider Bennett on behalf of Mr. James Howard, former chairman.

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

      The executive compensation and benefit programs of the Company are administered by the Compensation and Nominating Committee of the Board of Directors (the “Committee”). The Committee is composed of W. Thomas Stephens, Chair, C. Coney Burgess, David A. Christensen, A. Barry Hirschfeld, Douglas W. Leatherdale, and A. Patricia Sampson, all of whom are independent, “non-employee directors” of the Company, as defined by Section 16(b) of the Securities Exchange Act of 1934 (the “1934 Act”), and “outside directors” as defined within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Board has delegated to the Committee the responsibility of establishing the Company’s compensation philosophy, as well as the compensation package for the Chairman, President and Chief Executive Officer and other named executives of the Company. This includes establishing and administering the Company’s base salary program, executive annual and long-term incentive programs, and executive benefit programs. The Committee also recommends and administers compensation and benefit programs for all Company executives and key talent.

Compensation Philosophy

      The Committee’s goal is to attract, retain, and motivate the outstanding executive talent needed to deliver superior returns to shareholders and provide the highest quality of service to customers. The Company’s executive compensation philosophy uses a combination of salary and performance-based (incentive) compensation, delivered through annual and long-term incentives, to align management’s interests with those of shareholders. This philosophy results in a targeted compensation mix for senior officers in which annual and long-term incentives account for more than 50 percent of the executives’ annual compensation. In addition, the Company’s compensation program helps to reinforce management’s link to shareholders by establishing plans that compensate executives based on corporate, business unit, and individual performance goals. Finally, significant use of equity-based incentives encourages management to respond to business challenges and opportunities as owners as well as employees.

      In establishing a compensation strategy for the Company, the Committee worked with an independent, nationally recognized compensation and benefits consulting firm and took into account several factors:

•	The desire to align management interests with those of shareholders.

•	The desire to strongly link management pay to both annual and long-term Company performance.

•	The need to attract talent from broader markets as the utility industry changes, to retain individuals of outstanding ability and to motivate such individuals to achieve superior performance.

      As a result, the Committee has approved a compensation strategy designed to meet these objectives and encourage executives to achieve in a highly evolving competitive environment. Base salaries and annual and long-term incentive opportunities are set to the median of utility industry and, where appropriate, general industry levels to provide an incentive for executives to optimize the Company’s performance. In addition, stock-based compensation has become a significant portion of overall executive pay. Base salaries are reviewed annually, with increases tied to such factors as individual performance, the executive’s duties and responsibilities, financial results, and changes in the marketplace. Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. It is the Committee’s intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, a portion of Mr. Brunetti’s salary exceeded $1,000,000 in 2002 and that portion that exceeded $1,000,000 was not deductible by the Company.

Base Salary

      The Committee targeted base salaries to the 50th percentile of a combined group of utility and general industry companies (on a revenue adjusted basis) as described above. Under the terms of his employment agreement, Mr. Brunetti was entitled to a base salary not less than his salary immediately prior to the Merger, which was $685,000. In connection with the assumption of increased responsibilities following the Merger, effective August 2000, Mr. Brunetti received a salary adjustment to $895,000. This was intended to be his salary level for the balance of 2000 as well as all of 2001. Consequently, Mr. Brunetti did not receive any salary increase for 2001. Effective January 2002, Mr. Brunetti received a salary adjustment to $1,065,000. Similarly, the other Named Executive Officers received salary adjustments effective January 2002. These base salaries are included in the “Salary” column of the Summary Compensation Table.

Annual Incentive

      Annual incentives are administered under the Xcel Energy Executive Annual Incentive Award Plan (the “Xcel Annual Incentive Plan”), which was approved by shareholders in 2000. Annual incentive awards are targeted to the 50th percentile of blended utility industry and general industry levels, as discussed above, and are based on achieving corporate financial and operational goals and business unit operational goals.

          Target Annual Incentive Awards for 2002

      Corporate goals include targeted earnings per share, a customer loyalty index (which includes customer service measurements), safety and reliability. Business Unit goals include customer service, reliability, safety and meeting budget, measured at a business unit level.

      Target annual incentive awards (as a percent of base salary) are set for all Xcel Energy officers, ranging from 85% of salary for Mr. Brunetti to 55% of salary for the other Named Executive Officers. Maximum awards may be up to two times the target awards.

      The annual incentive formula is calculated using predetermined performance measures. For Mr. Brunetti, the formula is weighted 100% to attaining corporate goals. For the other executive officers, including Named Executive Officers, the formula is weighted 67% to attaining corporate goals and 33% to attaining business unit operational goals.

      In order to encourage increased share ownership by executive officers, the Xcel Annual Incentive Plan provides the option for executives to receive their payments in shares of common stock or shares of restricted common stock (which vests in equal annual installments over a three year period) in lieu of cash. A 5% premium is added to amounts paid in shares of common stock, and a 20% premium is added to amounts paid in shares of restricted common stock.

          Calculation and Payment of 2002 Annual Incentive Awards

      Based on performance during 2002, no payouts of Annual Incentive Awards were made to the Named Executive Officers.

Long-Term Incentives

      Long-term incentives are administered under the Xcel Energy Omnibus Incentive Plan, approved by shareholders in 2000. This plan allows for several forms of incentive compensation from which the Committee may select in designing long-term incentives.

      For 2002 the Xcel Energy long-term incentive plan had two components:

•	stock options; and

•	performance shares.

      Long-term incentive opportunities ranged from 425% of base salary for Mr. Brunetti to 170% of base salary for the other Xcel Energy Named Executive Officers. Stock options are targeted to deliver 50% of each officer’s long-term incentive opportunity, with the remaining 50% delivered through the performance share component.

      Stock Option Component. In 2000 the Committee made one stock option grant to all of the Named Executive Officers. This grant was “front-loaded” and intended to cover a three-year period, during which the Committee intends to make no further stock option grants to the Named Executive Officers. Accordingly, no additional option grants were made to the Named Executive Officers during 2001 or 2002.

      The 2000 grant, which was reported in prior proxy statements, contains a “performance vesting” provision which provides that the options will become exercisable at the earlier of: the date Xcel Energy common stock closes at a price which equals or exceeds $32.890625; or, August 21, 2005.

      Once vested, the options may be exercised at any time on or before August 20, 2010.

      Performance Share Component. The performance share component uses a single measure, Total Shareholder Return (“TSR”). Xcel Energy’s TSR will be measured over a three-year period, using overlapping cycles. Xcel Energy’s TSR is compared to the TSR of other companies in the EEI Electrics Index as a peer group. At the end of each three-year period, the performance unit component provides for payment at target for performance at the 50th percentile of the peer group and at 200% of target for performance at or above the 75th percentile of the peer group. The performance unit component provides smaller payments for performance below the 50th percentile. No payment would be made for performance below the 35th percentile.

      Awards in the performance share component are made in shares, each of which represents the value of one share of Xcel Energy common stock. The number of shares awarded is calculated by dividing the executive’s target award by the fair market value of Xcel Energy common stock on the date of the grant.

      For the measurement cycle that ended in 2002, the TSR was at the 11th percentile resulting in no payout.

      For the 2002 to 2004 measurement cycle, Mr. Brunetti was awarded 119,566 shares. Other Named Executive Officers were awarded from 30,690 to 13,944 shares. These awards are included in the Long-Term Incentive Plans Awards in Last Fiscal Year Table.

          Other Perquisites and Benefits

      Other perquisites and benefits provided to executives generally are not tied to the Company’s financial performance, but are primarily designed to attract and retain executives. Among the perquisites and benefits provided by the Company in 2002 to its executives are Company-paid life insurance in an amount equal to four times base pay, and benefits provided under the Xcel Energy Inc. Nonqualified Deferred Compensation Plan and the Xcel Energy Supplemental Executive Retirement Plan that make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table.

      Certain executive officers, including four of the Named Executive Officers, may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance Policy, which is described in more detail under the section below entitled “Employment Agreements and Severance Arrangements.”

Stock Ownership Guidelines

      The Committee believes that it is essential to align management’s interests with those of the shareholders. In order to emphasize this belief, Xcel Energy adopted stock ownership guidelines for the executives. The Committee believes that linking a significant portion of an executive’s current and potential future net worth to Xcel Energy’s success, as reflected in the stock price, ensures that executives have a stake similar to that of Xcel Energy shareholders. Such guidelines also encourage the long-term management of the Company for the benefit of the shareholders. The share ownership guideline for each executive is based on the executive’s position. The guideline for the Chairman of the Board, President and Chief Executive Officer is five times base salary. The guideline for the Chief Financial Officer is four times base salary. Other Business Unit Heads have a guideline of three times base salary. All other Company officers have share ownership guidelines of two times base salary. Each executive is expected to achieve the applicable ownership guidelines by August 1, 2005, and each is expected to reach interim milestones at August 1, 2003 and August 1, 2004. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines.

Chief Executive Officer Compensation

      The compensation of Wayne H. Brunetti, Chairman of the Board, President and Chief Executive Officer, is determined by the process described in the short-term and long-term performance components above, namely base salary, annual incentive, performance unit, and stock options. Mr. Brunetti received a long-term incentive opportunity of 425% of base salary and an annual incentive award target of 85% of base salary. As discussed above, due to the front-end loaded option grant in 2000, he was not granted any additional options in 2002. However, he was awarded 119,566 performance shares.

      Mr. Brunetti received base salary adjustment for the year 2002 in the amount of $170,000. His base salary is included in the “Salary” column of the Summary Compensation Table above.

Conclusion

      The Committee believes that Xcel Energy’s executive compensation package effectively serves the interests of the Company and its shareholders. The balance of base pay and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company’s long-term success. The Committee is dedicated to ensuring that the Company’s total compensation package continues to meet the needs of the Company and will monitor and revise compensation policies as necessary.

Submitted by the Compensation and Nominating Committee

of the Xcel Energy Board of Directors

W. Thomas Stephens, Chair	A. Barry Hirschfeld
C. Coney Burgess	Douglas W. Leatherdale
David A. Christensen	A. Patricia Sampson

XCEL ENERGY STOCK PERFORMANCE GRAPH

      The following compares our cumulative total shareholder return on common stock with the cumulative total return of the Standard & Poor’s 500 Composite Stock Price Index, and the EEI Electrics Index over the last five fiscal years (assuming a $100 investment in each vehicle on December 31, 1997 and the reinvestment of all dividends).

      The EEI Electrics Index currently includes 65 companies and is a broad measure of industry performance.

Comparative Total Return

	1997	1998	1999	2000	2001	2002

Xcel Energy/NSP	$100	$100	$75	$119	$120	$51
EEI Electrics	$100	$114	$93	$137	$125	$107
S&P 500	$100	$129	$156	$142	$125	$97

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

          Wayne H. Brunetti Employment Agreement

      At the time of the merger agreement, NCE and NSP also entered into a new employment agreement with Mr. Brunetti, which replaced his existing employment agreement with NCE when the Merger was completed. The initial term of the new agreement is four years, with automatic one-year extensions beginning at the end of the second year and continuing each year thereafter unless notice is given by either party that the agreement will not be extended. Under the terms of the agreement, Mr. Brunetti served as Chief Executive Officer and President and a member of the board of directors of Xcel Energy for one year following the Merger, and, commencing August 18, 2002 (one year after the Merger) began serving as Chief Executive Officer, President and Chairman of the Board of Directors of Xcel Energy. Mr. Brunetti is required to perform the majority of his duties at the headquarters of Xcel Energy in Minneapolis, Minnesota, and was required to relocate the residence at which he spends the majority of his time to the Twin Cities area. His agreement also provides that if Mr. Brunetti becomes entitled to receive severance benefits, he will be forbidden from competing with Xcel Energy and its affiliates for two years following the termination of his employment, and from disclosing confidential information of Xcel Energy and its affiliates.

      Under his employment agreement, Mr. Brunetti will receive the following compensation and benefits:

•	a base salary not less than his base salary immediately before the Merger;

•	the opportunity to earn annual and long-term incentive compensation amounts not less than he was able to earn immediately before the Merger;

•	life insurance coverage and participation in a supplemental executive retirement plan; and

•	the same fringe benefits as he received under his NCE employment agreement, or, if greater, as those of the next higher executive officer of Xcel Energy.

      If Mr. Brunetti’s employment were to be terminated by Xcel Energy without cause or if he were to terminate his employment for good reason, he would be entitled to receive the compensation and benefits described above as if he had remained employed for the employment period remaining under his employment agreement and then retired, at which time he would be eligible for all retiree benefits provided to retired senior executives of Xcel Energy. In determining the level of his compensation following termination of employment, the amount of incentive compensation he would receive would be based upon the target level of incentive compensation he would have received in the year in which his termination occurred, and he would receive cash equal to the value of stock options, restricted stock and other stock-based awards he would have received instead of receiving the awards. In addition, the restrictions on his restricted stock would lapse and his stock options would have become vested. Finally, Xcel Energy would be obligated to make Mr. Brunetti whole for any excise tax on severance payments that he incurs.

      Mr. Brunetti also had a change-of-control employment agreement with NCE. The Merger did not cause a “change of control” under this agreement, so it did not become effective as a result of the Merger. However, in case this agreement becomes effective because of a later change of control, Mr. Brunetti has waived his right to receive any severance benefits under the change-of-control employment agreement to the extent they would duplicate severance benefits under his employment agreement.

          Paul J. Bonavia Employment Agreement

      In connection with and effective upon completion of the Merger, we and Paul J. Bonavia entered into an amendment to an employment agreement between Mr. Bonavia and NCE. Except as discussed below, the original agreement expired December 14, 2000. In connection with the Merger, Mr. Bonavia’s position changed from Senior Vice President, General Counsel and President of NCE’s International Business Unit to President of our Energy Markets Business Unit. In the amendment, Mr. Bonavia agreed not to assert before January 6, 2003 that his duties and responsibilities had been diminished, and thus he has waived the right to claim certain benefits under the Xcel Energy Senior Executive Severance Policy relating to this change in his status prior to that date. If certain conditions were met on January 6, 2003 or within seven business days thereafter, which conditions include the termination of Mr. Bonavia’s employment, Mr. Bonavia would have been entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Energy Senior Executive Severance Policy. Mr. Bonavia and we have recently entered into another amendment to this agreement. As part of this amendment, Mr. Bonavia agreed to continue his employment through August 31, 2003. Mr. Bonavia also agreed not to assert that his duties and responsibilities have been diminished. In return, we agreed that if we terminate Mr. Bonavia’s employment for any reason other than cause, or if Mr. Bonavia terminates his employment for any reason after August 31, 2003, then he will be entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Energy Senior Executive Severance Policy.

     Severance Policy

      NSP and NCE each adopted a 1999 senior executive severance policy in March 1999. These policies were combined into a single Xcel Energy Senior Executive Severance Policy which will continue until August 18, 2003 and may be extended beyond August 2003. All of our executive officers other than Mr. Brunetti participate in the policy.

      Under the policy, a participant whose employment is terminated at any time before August 18, 2003, the third anniversary of the Merger, will receive severance benefits unless:

•	the employer terminated the participant for cause;

•	the termination was because of the participant’s death, disability or retirement;

•	the division or subsidiary in which the participant worked was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

•	the participant terminated voluntarily without good reason.

      To receive the severance benefits, the participant must also sign an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers.

      The severance benefits for executive officers under the policy include the following:

•	a cash payment equal to 2.5 times the participant’s annual base salary, annual bonus and annualized long-term incentive compensation, prorated incentive compensation for the year of termination and perquisite allowance;

•	a cash payment equal to the additional amounts that would have been credited to the executive under pension and retirement savings plans, if the participant had remained employed for another 2.5 years;

•	continued welfare benefits for 2.5 years;

•	financial planning benefit for two years, and outplacement services costing not more than $30,000; and

•	an additional cash payment to make the participant whole for any excise tax on excess severance payments that he or she may incur, with certain limitations specified in the policies.

      Some of the executive officers of NCE who participate in the severance policy also had change-of-control employment agreements with NCE. The Merger was not considered a change of control under these agreements, so they did not become effective as a result of the Merger. However, if they become effective because of a later change of control, the severance benefits under the Xcel Energy Senior Executive Severance Policy will be reduced by any severance benefits that the participant receives under such an employment agreement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Number of securities
remaining available
	Number of securities		for future issuance
	to be issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in the first column)

Equity compensation plans approved by security holders(1)	16,981,107	$26.29	8,391,313
Equity compensation plans not approved by security holders(2)	N/A	N/A	(2)

				Number of securities
				remaining available
		Number of securities		for future issuance
		to be issued upon	Weighted-average	under equity
		exercise of	exercise price of	compensation plans
		outstanding options,	outstanding options,	(excluding securities
	Plan	warrants and rights	warrants and rights	reflected in the first column)
(1)
	PSCo Omnibus Incentive Plan	299,351	$21.82	—
	Xcel Energy Inc. Omnibus Incentive Plan	7,168,634	$26.56	7,004,568
	NRG Long-Term Incentive Compensation Plan	2,766,551	$29.61	—
	NCE Omnibus Incentive Plan	3,235,039	$26.36	—
	NSP Executive Long-Term Incentive Award Stock Plan	3,511,532	$23.44	—
	Xcel Energy Inc. Executive Annual Incentive Award Plan	—	—	1,386,745

(2)	Xcel Energy has a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders. Under this Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. The number of stock equivalent units that may be awarded under this Stock Equivalent Plan is not limited. The shares of the Company’s common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Audit Committee is composed of Roger R. Hemminghaus, Chair, Albert F. Moreno, Margaret R. Preska, Allan L. Schuman and Rodney E. Slifer.

      The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on March 1, 2002. As set forth in the Charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Deloitte & Touche, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are prepared fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

      In the performance of its oversight function, the Audit Committee has:

•	considered and discussed the audited financial statements with management and our independent auditors. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	discussed with our independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures from our independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed the independence of Deloitte & Touche with them;

•	reviewed the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence, and;

•	discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for the year 2002. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s Financial reporting.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission. The Audit Committee has also appointed Deloitte & Touche as the Company’s independent auditors for 2003.

SUBMITTED BY THE AUDIT COMMITTEE OF THE XCEL ENERGY BOARD OF DIRECTORS

Roger R. Hemminghaus, Chair	Margaret R. Preska
Allan L. Schuman	Albert F. Moreno
Rodney E. Slifer

INDEPENDENT PUBLIC ACCOUNTANTS

      During 2001 and 2002, there were no disagreements with Xcel Energy’s independent public accountants on accounting principles, financial statement disclosures, or auditing scope or procedures.

      On March 27, 2002, the Audit Committee of Xcel Energy’s Board of Directors recommended, and the Xcel Energy Board approved, the decision to engage Deloitte & Touche LLP as its new principal independent accountants for 2002. Accordingly, on March 27, 2002, Xcel Energy’s management informed Arthur Andersen LLP that the firm would no longer be engaged as its principal independent accountants. The reports of Arthur Andersen LLP on the financial statements of the Company for its year ended Dec. 31, 2001 or 2000 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Further, during 2000 and 2001, and through March 27, 2002, there have been no reportable events (as defined in Commission Regulation S-K Item 304 (a)(1)(v)).

      Xcel Energy provided Arthur Andersen with a copy of the foregoing disclosures. By copy of a letter dated March 29, 2002, Arthur Andersen stated its agreement with such statements.

      As discussed above, Deloitte & Touche has audited the Company’s consolidated financial statements in 2002. The firm has offices and affiliates in most localities throughout the country where Xcel Energy has operations. Audit services provided by Deloitte & Touche in 2002 included the audit of consolidated financial statements of the Company; limited reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of Deloitte & Touche will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the meeting.

Introduction

      For the years ended December 31, 2002, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) which includes Deloitte Consulting.

Audit Fees

      Total audit fees for 2002 were $4,081,000, which includes fees of $1,993,000 for the Company’s 2002 financial statement audit and fees of $2,088,000 for other audit-related services.

      The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $1,993,000. This amount includes estimated billings for the completion of the 2002 audit, which were rendered after year-end. These fees exclude amounts charged by PricewaterhouseCoopers LLP, the auditors of the Company’s subsidiary, NRG Energy Inc.

      The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2002 were $2,088,000. These fees include $1,556,000 for the audits of the 2000-2001 financial statements of the Company and for certain subsidiaries, $330,000 for services in support of debt and stock offerings, and $202,000 for employee benefit plan audits and other accounting consultations.

Financial Information System Design and Implementation Fees

      The fees billed for consulting services related to pre-implementation quality assessment for the Company’s business systems were $230,000 in 2002. These fees were billed by Deloitte Consulting.

Other Fees

      Other fees billed in 2002 were $3,281,000, including $1,284,000 for tax services and $1,997,000 for other consulting services.

      The aggregate fees billed for tax services for the fiscal year ended December 31, 2002 were $1,284,000. These fees include $663,000 for tax planning issues related to the Company’s investment in NRG, $315,000 related to support of NRG’s international and state tax matters, and $306,000 for other tax services.

      The aggregate fees for services not included above were $1,997,000 for the fiscal year ended December 31, 2002. These fees include $717,000 for consulting support in administering regulatory programs, $589,000 for consulting services related to customer analysis studies, $468,000 for valuation and other consulting services provided to NRG, and $223,000 for other consulting services. The Company had engaged Deloitte & Touche for substantially all of these consulting projects prior to the appointment of that firm as independent auditors of the Company in late March 2002.

      These other fees include $1,674,000 of fees billed by Deloitte Consulting for the year ended December 31, 2002.

Leased Employees

      In connection with their audit of our 2002 annual financial statements, Deloitte & Touche’s work was performed 100% by full-time, permanent employees of Deloitte & Touche.

OTHER BUSINESS

      Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

CATHY J. HART
Secretary

Minneapolis, Minnesota

VOTE BY INTERNET — www.proxyvote.com
XCEL ENERGY INC. 800 NICOLLET MALL MINNEAPOLIS, MINNESOTA 55402	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 10, 2003. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 10, 2003. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Xcel Energy Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	XCEL01	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

XCEL ENERGY INC
The Board of Directors Recommends a Vote FOR Item 1:
1. Election of Class II Directors:	For All	Withhold All	For All Except	To withhold authority to vote for any indicated nominee, mark “For All Except” and write the number(s) of the nominee(s) on the line below

01) Wayne H. Brunetti
02) Roger R. Hemminghaus
03) Douglas W. Leatherdale	☐	☐	☐
04) A. Patricia Sampson

	For	Against	Abstain
The Board of Directors recommends a vote AGAINST Item 2.

2. Shareholder proposal relating to the annual election of all directors.	☐	☐	☐

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WHEN PROPERLY EXECUTED WILL BE VOTED
     AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL ITEM 1 AND AGAINST ITEM 2.

For Address Changes/Comments, please check this box and write them on the back where indicated	☐

Please indicate if you plan to attend this meeting	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Xcel Energy Inc.

Admission Ticket 2003 Annual Meeting of Shareholders	Xcel Energy Inc. Complimentary Parking Ticket Xcel Energy will provide parking at the following ramps:

June 11, 2003 at 10:00 a.m. Minneapolis Convention Center Auditorium 1301 Second Avenue South, Minneapolis, Minnesota	1. Plaza Parking Ramp Enter on 2nd Avenue or 12th Street 2. Orchestra Hall Parking Ramp Enter on 11th Street, 12th Street or Marquette.
3. Hilton Parking Ramp
You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each shareholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
Enter on 2nd Avenue or 11th Street 4. Leamington Parking Ramp Enter on 10th Street or 11th Street Present this card to parking attendant...When entering Plaza Parking Ramp... When exiting other ramps

We encourage you to vote by telephone or Internet. Do not return this card if you have voted by telephone or Internet.

Thank you for your vote.

Xcel Energy Inc.

The undersigned, a holder of common and/or preferred stock of Xcel Energy Inc. (the “Company”) hereby appoints Cathy J. Hart, Gary R. Johnson and Richard C. Kelly, or any one or more of them, as proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 11, 2003 and any adjournment or adjournments thereof, and to vote as designated hereon and in their discretion with respect to any other business properly brought before the annual meeting all shares of the common and/or preferred stock of the Company which the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned’s account with the Plans (defined below), the voting instructions for which are explained below.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE NEW CENTURY ENERGIES, INC. EMPLOYEES’ SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES, THE XCEL ENERGY 401(k) SAVINGS PLAN AND THE NEW CENTURY ENERGIES, INC. EMPLOYEE INVESTMENT PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES (“PLANS”) AND THE UNDERSIGNED HEREBY AUTHORIZES THE TRUSTEES OF THESE PLANS TO VOTE THE UNDERSIGNED SHARES HELD IN ITS ACCOUNTS.

This proxy when properly executed will be voted in the manner designated hereon and in the discretion of the proxies with respect to any other matters properly brought before the meeting. If no direction is made, this proxy will be voted FOR ALL Item 1 and AGAINST Item 2.

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Address Changes/Comments: _________________________________________________________________________________
___________________________________________________________________________________________________________
___________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)